Securities Act Registration No. 333-__________
                                      Investment Company Act Reg. No. 811-______

            --------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549
                           --------------------------

                                    FORM N-8A


           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A)
                      OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

     Name:
         Light Index Fund, Inc.

     Address of Principal Business Office (No. & Street, City, State, Zip Code):

         704 Court A
         Tacoma, WA 98402

      Telephone Number (including area code):
         (253) 274-0766

      Name and address of agent for service of process:
         The Corporation Trust, Incorporated
         32 South Street
         Baltimore, Md 21202

      Check Appropriate Box:
             Registrant is filing a Registration Statement pursuant to
          section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A: YES [X} NO [ ].

              Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Tacoma, State of Washington on the ____ day of November, 1997.

                                                   LIGHT INDEX(TM) FUND, INC.
                                                   (Name of Registrant)



Attest:  /S/ Charles O'Herin                       By:  /S/ Henry Hewitt
         Charles O'Herin                                Henry Hewitt
         Vice President/secretary/                      President
         Treasurer